Exhibit 4.19

Cowcumbla Investments Pty Ltd

Cootamundra Oilseeds Pty Ltd

Arena Investors, LP

General Security Deed

Australian Oilseeds

Execution version

101 Collins Street

Melbourne VIC 3000 Australia T +61 3 9614 1011

F +61 3 9614 4661

www.allens.com.au

© Allens Australia 2024

Allens is an independent partnership operating in alliance with Linklaters LLP.

General Security Deed

Contents

1	Definitions and Interpretation		1
	1.1	Definitions	1
	1.2	Securities Purchase Agreement definitions	4
	1.3	Interpretation	4
	1.4	Document or agreement	5
	1.5	Several obligations	5
	1.6	Benefit of security interest	6
	1.7	Consents and Opinion	6
2	Grant of Security Interest		6
	2.1	Security interest	6
	2.2	Consideration	6
3	Dealings with Collateral		6
	3.1	Restricted dealings	6
	3.2	Permitted dealings	6
	3.3	Collateral ceasing to be Revolving Assets	6
	3.4	Conversion to Revolving Assets	7
	3.5	Inventory	7
4	Undertakings and Warranty		7
	4.1	General Undertakings	7
	4.2	Information Undertakings	7
	4.3	Intellectual Property undertakings	8
	4.4	Covenants relating to Collateral	8
5	Further Assurances		9
	5.1	Further assurances	9
	5.2	Appointment of nominee for registration	9
6	Enforcement		9
	6.1	Powers on enforcement	9
	6.2	Receivership	9
	6.3	Termination	10
7	Power of Attorney		10
8	Completion of Documents		10
9	Performance of Grantor’s Obligations		10
10	Inspection		11
11	Representations and Warranties		11
	11.1	Representations and warranties	11
	11.2	Reliance on representations and warranties	11
12	Statutory Powers and Notices		11
	12.1	Powers in augmentation	11
	12.2	Leasing	11
	12.3	Exclusion of PPSA provisions	12
	12.4	Exercise of Powers by Secured Party	12
	12.5	No notice required unless mandatory	12
13	Application of Money Received		12
	13.1	Order	12
	13.2	Money actually received	13

Page i

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	13.3	Amounts contingently due	13
	13.4	Notice of subsequent Securities	13
	13.5	Conversion of currencies on application	14
14	Other Securities Over Collateral or Ancillary Collateral		14
15	Protection of Beneficiaries, Controllers and Attorneys		14
16	Protection of Third Parties		14
	16.1	No enquiry	14
	16.2	Receipt	15
17	Expenses, Indemnity		15
	17.1	Expenses	15
	17.2	Indemnity	15
18	Currency Indemnity		16
	18.1	General	16
	18.2	Reimbursement	16
19	Interest on Overdue Amounts		16
	19.1	Accrual and payment	16
	19.2	Rate	16
20	Certificate as to Amount of Secured Money		17
21	Survival of Obligations		17
22	Continuing Security		17
23	Other Securities		17
24	Waivers, Remedies Cumulative		18
25	Severability of Provisions and Collateral		18
	25.1	Severability of provisions	18
	25.2	Restricted Collateral	18
26	Moratorium Legislation		18
27	Assignments		18
28	Notices		19
29	Confidentiality		19
	29.1	Confidentiality	19
	29.2	Permitted disclosure	19
	29.3	Survival of obligation	20
30	Authorised Officers		20
31	Governing Law and Jurisdiction		20
32	Third Party Provisions		20
	32.1	Security not to be affected	20
	32.2	Principal and independent obligation	21
	32.3	No marshalling	21
	32.4	No competition	21
	32.5	Suspense of amounts received	22
	32.6	Rescission of payment	22
	32.7	Variation	22
	32.8	Indemnity	22
33	Set-off		23
34	Execution and counterparts		23
35	Acknowledgment by Grantor		23
Schedule 1			24
	Grantors		24
Schedule 2			25
	Powers on Enforcement		25
Schedule 3			27
	Notice Details		27
Schedule 4			28
	Intellectual Property		28

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General Security Deed

This Deed is made on March 22, 2024

Parties

1	Each Company listed in Schedule 1 (each a Grantor).

2	Arena Investors, LP, a Delaware limited partnership (the Secured Party).

Recitals

A	From time to time, the Grantors may wish one or more Beneficiaries to provide financial accommodation to or for the account of a Grantor or another person.

B	This Deed is given to secure repayment of that accommodation, among other things.

It is agreed as follows.

1	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Ancillary Collateral means any asset subject to an Ancillary Security granted by a Grantor.

Ancillary Security means any Security, Guarantee or other document or agreement at any time created or entered into as security for any Secured Money.

Attorney means any attorney appointed under this Deed or any Ancillary Security.

Authorisation includes:

(a)	any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Government Agency; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Government Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Authorised Officer means:

(a)	in respect of each Grantor, any director or secretary, or any person from time to time nominated as an Authorised Officer by the relevant Grantor by a notice to the Secured Party accompanied by certified copies of signatures of all new persons so appointed; and

(b)	in respect of the Secured Party or a Beneficiary, any person whose title or acting title includes the word Chief, Counsel, Executive, Head, Manager, Director or President or cognate expressions, or any secretary or director or any lawyer acting for a Beneficiary.

Beneficiary means:

(a)	the Secured Party;

(b)	any other person which the Grantors and the Secured Party agree is to be a Beneficiary for the purposes of this Deed; or

(c)	any successor, substitute or assign of any of the above.

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Collateral means, in relation to a Grantor, all the Grantor’s present and after-acquired property, including the assets listed in Schedule 4. It includes anything in respect of which the Grantor has at any time a sufficient right, interest or power to grant a security interest.

Control Event means, in relation to Collateral of a Grantor:

(a)	in respect of any Collateral that is, or would have been, a Revolving Asset:

(i)	the Grantor breaches, or attempts to breach clause 3.1 (Restricted dealings) in respect of the Collateral or takes any step which would result in it doing so;

(ii)	a person takes a step (including signing a notice or direction) which may result in Taxes, or an amount owing to an authority, ranking ahead of the security interest in the Collateral under this Deed;

(iii)	distress is levied or a judgment, order or Security is enforced or a creditor takes any step to levy distress or enforce a judgment, order or Security, over the Collateral; or

(iv)	the Secured Party gives a notice to the Grantor that the Collateral is not a Revolving Asset. (However, the Secured Party may only give a notice if the Secured Party reasonably considers that it is necessary to do so to protect its rights under this Deed or if an Event of Default is continuing); or

(b)	in respect of all Collateral that is or would have been Revolving Assets:

(i)	an administrator, liquidator or provisional liquidator is appointed in respect of the Grantor or the winding up of the Grantor begins; or

(ii)	a receiver, receiver and manager or controller is appointed to any of the Grantor’s property; or

(iii)	something having a substantially similar effect to paragraph (i) or (ii) happens under any law.

Controller means a Receiver or a person appointed as the Secured Party’s agent under this Deed or any Ancillary Security.

Event of Default has the meaning given to that term in the Debentures and any other Transaction Document.

Finance Debt means indebtedness (whether actual or contingent) in respect of money borrowed or raised or other financial accommodation. It includes indebtedness under or in respect of:

(a)	a Guarantee of Finance Debt or a Guarantee given to a financier;

(b)	a Lease;

(c)	a swap, option, hedge, forward, futures or similar transaction;

(d)	an acceptance, endorsement or discounting arrangement;

(e)	a redeemable share or redeemable stock;

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	the deferred purchase price (for more than 90 days) of an asset or service; or

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(i)	an obligation to deliver assets or services paid for in advance by a financier or otherwise relating to a financing transaction.

Government Agency means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange.

Guarantee means an obligation or offer to provide funds (including by subscription or purchase) or otherwise be responsible in respect of an obligation or indebtedness, or the financial condition or solvency, of another person. It includes a guarantee, indemnity, letter of credit or legally binding letter of comfort, or an obligation or offer to purchase an obligation or indebtedness of another person.

Intellectual Property means any intellectual or industrial property including:

(a)	a patent, trade mark or service mark, copyright, registered design, trade secret or confidential information; or

(b)	a licence or other right to use or to grant the use of any of the above or to be the registered proprietor or user of any of the above.

Issuer means Australian Oilseeds Holdings Limited, an exempted company incorporated in the Cayman Islands.

Lease means an agreement under which an asset may be used, exploited, operated or managed by a person other than the owner. It includes a lease, licence, charter, hire purchase or hiring arrangement.

Liquidation includes receivership or other appointment of a controller or small business restructuring practitioner, deregistration, compromise, deed of arrangement, amalgamation, administration, reconstruction, winding up, dissolution, assignment for the benefit of creditors, arrangement or compromise with creditors or bankruptcy.

Non-PPSA Collateral means Collateral in relation to which for any reason the PPSA does not apply to the security interest granted under this Deed.

Power means a power, right, authority, discretion or remedy which is conferred on the Secured Party, or any Beneficiary, Controller or Attorney:

(a)	by this Deed or any Ancillary Security; or

(b)	by law in relation to this Deed or any Ancillary Security.

PPS Register means the register established under section 147 of the PPSA.

PPS Regulations means the Personal Property Securities Regulations 2009 (Cth).

PPSA means the Personal Property Securities Act 2009 (Cth).

Receiver means a receiver or receiver and manager.

Revolving Asset means any Collateral:

(a)	which is:

(i)	inventory;

(ii)	a negotiable instrument;

(iii)	machinery, plant, or equipment which is not inventory and has a value of less than A$1,000 or its equivalent;

(iv)	money (including money withdrawn or transferred to a third party from an account of the Grantor with a bank or other financial institution); and

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(b)	in relation to which no Control Event has occurred, subject to clause 3.4 (Conversion to Revolving Assets).

Secured Money means all money which a Grantor or the Issuer (whether alone or not) is or at any time may become actually or contingently liable to pay to or for the account of a Beneficiary (whether alone or not) for any reason whatever under or in connection with a Transaction Document, whether or not currently contemplated.

It includes money by way of principal, interest, fees, costs, indemnity, Guarantee, charges, duties or expenses, or payment of liquidated or unliquidated damages under or in connection with a Transaction Document, or as a result of a breach of or default under or in connection with, a Transaction Document.

It also includes money that a Grantor or the Issuer would have been liable to pay but for its Liquidation or a set-off claimed by it, or some other reason.

Securities Purchase Agreement means the Securities Purchase Agreement dated on 23 August 2023 between, amongst others, the Issuer and the Secured Party, as amended from time to time.

Security means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind. It includes:

(a)	anything which gives a creditor priority to other creditors with respect to any asset; and

(b)	retention of title other than in the ordinary course of day-to-day trading and a deposit of money by way of security.

Serial Numbered Collateral means any item of personal property that may or must be described by serial number in a registration on the PPS Register.

Tax includes any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a Government Agency, and any related interest, penalty, charge, fee or other amount.

Transaction Document means:

(a)	each Transaction Document as defined in the Securities Purchase Agreement;

(b)	this Deed;

(c)	any Ancillary Security; or

(d)	a document or agreement entered into or provided under or in connection with, or for the purpose of amending or novating, any of the above. It includes a written undertaking by or to a party or its lawyers under or in relation to any of the above.

Unpaid Capital means any uncalled or unpaid share capital or premiums of a Grantor.

1.2	Securities Purchase Agreement definitions

Definitions in the Securities Purchase Agreement apply in this Deed unless the context requires otherwise or the relevant term is defined in this Deed.

1.3	Interpretation

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The meaning of terms is not limited by specific examples introduced by including, or for example, or similar expressions.

(c)	Nothing in this Deed is to be interpreted against a party on the ground that the party put it forward.

General Security Deed

(d)	The following rules apply unless the context requires otherwise.

(i)	The singular includes the plural and the converse.

(ii)	A gender includes all genders.

(iii)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(iv)	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(v)	A reference to a clause, annexure or schedule is a reference to a clause of, or annexure or schedule to, this Deed.

(vi)	A reference to a party to this Deed or another agreement or document includes the party’s successors and permitted substitutes or assigns.

(vii)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, statutory instrument, code or other thing issued under it.

(viii)	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(ix)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(x)	Each paragraph in a list is to be construed independently. None limits any other.

(xi)	A reference to property or asset includes any real or personal, present or future, tangible or intangible property or asset (including Intellectual Property) and any right, interest, revenue or benefit in, under or derived from the property or asset.

(xii)	An Event of Default continues until it has been waived in writing by the Secured Party.

(xiii)	A reference to an amount for which a person is contingently liable includes an amount which that person may become actually or contingently liable to pay if a contingency occurs, whether or not under an existing obligation.

1.4	Document or agreement

A reference to:

(a)	an agreement includes a Security, Guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing; and

(b)	a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document.

A reference to a specific agreement or document includes it as amended, novated, supplemented or replaced from time to time, except to the extent prohibited by this Deed.

1.5	Several obligations

The obligations of each Grantor under this Deed are several (except where the Grantors are obliged to pay the same money in which case they are joint and several). This Deed will be binding on each Grantor despite anything done or omitted to be done by the Issuer, by any other Grantor or by the Secured Party in relation to the Issuer or any Grantor.

General Security Deed

1.6	Benefit of security interest

If the Secured Party is the only Beneficiary, this Deed constitutes a security interest in favour of it. If there are two or more Beneficiaries at any time, the security interest under this Deed is held by the Secured Party as trustee for itself and each other Beneficiary.

1.7	Consents and Opinion

Except where expressly stated any Beneficiary may give or withhold, or give conditionally, approvals and consents, may be satisfied or unsatisfied, may form opinions, and may exercise its Powers, at its absolute discretion.

2	Grant of Security Interest

2.1	Security interest

Each Grantor grants a security interest in the Collateral to the Secured Party (for itself and as trustee for the Beneficiaries) to secure payment of the Secured Money.

This security interest is a transfer by way of security of Collateral which is an account or chattel paper (each as defined in the PPSA) which is not, or ceases to be, a Revolving Asset; which is not ‘dutiable property’ for the purposes of the Duties Act 2008 (WA), Duties Act 2001 (Qld) or Stamp Duty Act 1978 (NT). To the extent any Collateral is not transferred, this security interest is a charge. If for any reason it is necessary to determine the nature of this charge, it is a floating charge over Revolving Assets and a fixed charge over all other Collateral.

2.2	Consideration

The Grantors enter this Deed in consideration of the Beneficiaries entering the Transaction Documents, providing or continuing financial accommodation from time to time, or agreeing to do so (whether or not subject to conditions), or for other valuable consideration received.

3	Dealings with Collateral

3.1	Restricted dealings

Each Grantor must not do, or agree to do, any of the following unless it is permitted to do so by clause 3.2 (Permitted dealings) or another provision in a Transaction Document:

(a)	create or allow another interest in any Collateral or Ancillary Collateral; or

(b)	dispose, or part with possession, of any Collateral or Ancillary Collateral.

3.2	Permitted dealings

A Grantor may do any of the following in the ordinary course of the Grantor’s ordinary business unless it is prohibited from doing so by another provision in a Transaction Document:

(a)	create or allow another interest in, or dispose or part with possession of, any Collateral which is a Revolving Asset; or

(b)	withdraw or transfer money from an account with a bank or other financial institution.

3.3	Collateral ceasing to be Revolving Assets

If a Control Event occurs in respect of any Collateral then automatically:

(a)	that Collateral is not (and immediately ceases to be) a Revolving Asset;

(b)	any floating charge over that Collateral immediately operates as a fixed charge; and

(c)	if the Collateral is accounts or chattel paper (each as defined in the PPSA), it is transferred to the Secured Party by way of security; and

General Security Deed

(d)	the relevant Grantor may no longer deal with the Collateral under clause 3.2 (Permitted dealings).

3.4	Conversion to Revolving Assets

If any Collateral is not, or ceases to be, a Revolving Asset, and becomes subject to a fixed charge or transfer under this clause 3, the Secured Party may give the relevant Grantor a notice stating that, from a date specified in the notice, the Collateral specified in the notice is a Revolving Asset, or becomes subject to a floating charge or is transferred back to the Grantor. This may occur any number of times.

3.5	Inventory

Any inventory which is not, or ceases to be, a Revolving Asset is specifically appropriated to a security interest under this Deed. No Grantor may remove it without obtaining the specific and express authority of the Secured Party to do so.

4	Undertakings and Warranty

4.1	General Undertakings

(a)	Each Grantor shall duly and punctually pay the Secured Money. After an Event of Default (whether or not it is still continuing) each Grantor shall pay all Secured Money to the Secured Party on demand.

(b)	Each Grantor shall ensure that no Event of Default occurs. Without affecting the liability of the Grantors or the Powers of the Secured Party in any other respect (including where a breach of this paragraph is also a breach of another provision), the Grantors are not liable in damages for a breach of this paragraph but the Secured Party may exercise its Powers following the breach.

(c)	Each Grantor warrants and undertakes that the security interest granted under this Deed is and will remain a first-ranking Security with respect to all Collateral, ranking ahead of all other Securities except those expressly permitted in the Transaction Documents.

4.2	Information Undertakings

Each Grantor must give to the Secured Party details of the following (in a notice stating that it is given under this clause):

(a)	before it acquires any Intellectual Property (including as defined in the PPS Regulations), details of that Intellectual Property;

(b)	promptly after it becomes aware of any change, or likely change, occurring that may render ineffective any registration or filing under the PPSA or otherwise with respect to this Deed, including it or any trust for which it holds any Collateral as trustee, acquiring, changing or ceasing to have an ABN, ACN or ARSN;

(c)	promptly on demand, any information in the possession or under the control of the Grantor that in the Secured Party’s reasonable opinion is relevant to the Collateral or this document;

(d)	promptly, any other information about the Grantor or its financial condition or business or operations that the Secured Party reasonably requests and in a form acceptable to the Secured Party; and

(e)	promptly, to the extent that any event or occurrence would cause any information in a financing statement in relation to the Collateral to be different if it were to be re-registered, notice of that event or occurrence at least 10 Business Days prior to that event or occurrence.

General Security Deed

4.3	Intellectual Property undertakings

In relation to the Intellectual Property included in Collateral, each Grantor must:

(a)	maintain and defend the validity and enforceability of the Intellectual Property;

(b)	diligently pursue the registration or recordal of any Intellectual Property which is registrable or recordable but not registered or recorded, including diligently pursuing each application included in the Collateral;

(c)	without limiting clause 4.2 or 4.3(h) immediately notify the Secured Party of any application number, registration number or PCT number (as defined in the PPS Regulations) issued or notified to it in respect of any of the Intellectual Property;

(d)	maintain and, where it is possible to do so, renew the registration or recordal of any registered or recorded Intellectual Property;

(e)	promptly pay all fees required for the application, registration, recordal or renewal of the Intellectual Property;

(f)	use all commercially reasonable efforts to detect any infringement of the Intellectual Property;

(g)	enforce its rights arising from any infringement of the Intellectual Property in accordance with any reasonable requirements of the Secured Party or, if the Secured Party does not notify each Grantor of its requirements, in accordance with prudent business practices; and

(h)	at the request of the Secured Party, promptly provide details including all information necessary to make an effective registration in the form set out in Schedule 4 to the Secured Parties of any Serial Numbered Collateral it acquires or disposes of after the date of this document.

4.4	Covenants relating to Collateral

The Grantor covenants with each Beneficiary as follows, except to the extent that the Secured Party consents otherwise.

(a)	(Alterations) It will not alter, or permit any person to alter, the Collateral materially.

(b)	(Preservation and protection of security)

(i)	It will promptly do everything necessary or reasonably required by the Secured Party:

(A)	to preserve and protect the value of the Collateral; and

(B)	to protect and enforce its title and the title of the Beneficiaries as secured party to the Collateral.

(ii)	The generality of this paragraph does not limit, nor is it limited by, the generality of any other paragraph of this clause.

(c)	(Other Securities) It will comply fully with all Securities affecting the Collateral and the obligations secured by those Securities.

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5	Further Assurances

5.1	Further assurances

Whenever the Secured Party requests a Grantor to do anything:

(a)	to ensure each of this Deed, each Ancillary Security and each Security granted under them is fully effective, enforceable and perfected with the stated priority;

(b)	for more satisfactorily assuring or securing the Collateral or Ancillary Collateral to the Beneficiaries in a manner not inconsistent with this Deed or any Ancillary Security; or

(c)	for aiding the exercise of any Power, the Grantor shall do it immediately at its own cost. That may include, for that purpose:

(d)	doing anything to make, procure or obtain any Authorisation (including registration) in respect of anything, or to facilitate it;

(e)	creating, procuring or executing any document, including any notice, consent or agreement, or legal or statutory mortgage or transfer; and

(f)	delivering documents or evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any Collateral or Ancillary Collateral.

5.2	Appointment of nominee for registration

For the purposes of section 153 of the PPSA, the Secured Party appoints each Grantor as its nominee, and authorises that Grantor to act on its behalf, in connection with a registration under the PPSA of any security interest in favour of the Grantor which is:

(a)	evidenced or created by chattel paper;

(b)	perfected by registration under the PPSA; and

(c)	transferred to the Secured Party under this Deed.

This authority ceases when the registration is transferred to the Secured Party.

6	Enforcement

6.1	Powers on enforcement

To the extent permitted by law, at any time after an Event of Default (whether or not it is still continuing) the Secured Party or any Authorised Officer of the Secured Party may exercise any of the Powers set out in Schedule 2, without any need to take possession and without being liable as mortgagee in possession. It may also exercise those Powers through one or more agents, in which case anything done or incurred by an agent will be taken to be done or incurred by the Secured Party.

6.2	Receivership

To the extent permitted by law, at any time after an Event of Default (whether or not it is still continuing), the Secured Party may:

(a)	appoint any person or any two or more persons jointly or severally or both to be a receiver or receiver and manager of all or any of the Collateral or Ancillary Collateral or to act as agent of the Secured Party to exercise any of the Powers in Schedule 2 with respect to all or any of the Collateral or Ancillary Collateral;

(b)	remove any Controller;

(c)	appoint another Controller in addition to or in place of any Controller; and

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(d)	fix or vary the remuneration of any Controller.

An appointment may be made on any terms the Secured Party thinks fit and whether or not any Beneficiary or any Authorised Officer of a Beneficiary at any time has exercised any Power in Schedule 2. Without limiting any other method of appointment permitted by law, an appointment may be made by an instrument signed by an Authorised Officer of the Secured Party or by, or on behalf of, the Secured Party.

The Power to appoint a Receiver may be exercised even if the Liquidation of the relevant Grantor has occurred or will occur.

Except to the extent otherwise provided by any law relating to Liquidation, every Receiver appointed under this Deed is the agent of the relevant Grantor. That Grantor alone is responsible for a Receiver’s acts and defaults.

6.3	Termination

The Secured Party may give up possession of any Collateral or Ancillary Collateral and terminate any receivership or agency at any time.

7	Power of Attorney

(a)	For valuable consideration and by way of security, each Grantor irrevocably appoints each Authorised Officer of the Secured Party severally its attorney to do anything which:

(i)	that Grantor is obliged, but has failed, to do under any Transaction Document; or

(ii)	any Beneficiary or Receiver is authorised or empowered to do under any Transaction Document or any law, but only at the times that that Beneficiary or Receiver (if a Receiver had been appointed) would have been able to do it.

(b)	Without limitation, the Attorney may at any time:

(i)	delegate the Attorney’s powers (including delegation); and

(ii)	do anything which in the opinion of the Secured Party or the Attorney is necessary or expedient to secure, preserve, perfect or give effect to the security contained in this Deed (including anything under clause 5 (Further Assurances), 8 (Completion of Documents) or 9 (Performance of Grantor’s Obligations)). For example, it may execute a legal mortgage, transfer, assignment or other assurance in favour of the Secured Party of any of the Collateral or Ancillary Collateral or give control (as defined in section 25 or 341A of the PPSA).

(c)	No Attorney appointed under this Deed has power to act inconsistently with this Deed or any other Transaction Document.

8	Completion of Documents

The Secured Party, any Authorised Officer of the Secured Party, any Receiver or any Attorney may complete any document executed by or on behalf of a Grantor and deposited with any Beneficiary. It may complete it in favour of any Beneficiary, any appointee of any Beneficiary or any purchaser.

9	Performance of Grantor’s Obligations

If at any time a Grantor fails to duly perform any obligation in any Transaction Document, the Secured Party or any person it authorises may do anything which in the Secured Party’s opinion is necessary or expedient to make good or to attempt to make good that failure to the Secured Party’s satisfaction.

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10	Inspection

The Secured Party or any person it authorises may inspect and copy the records of any Grantor related to any Collateral or Ancillary Collateral and inspect the premises of any Grantor and its Subsidiaries and inspect the Collateral or Ancillary Collateral at any time after an Event of Default (whether or not it is still continuing). Each Grantor shall do everything in its power to assist that inspection and copying and ensure that its employees and officers and its Subsidiaries and their employees and officers do the same.

11	Representations and Warranties

11.1	Representations and warranties

On the date of this Deed, each Grantor represents and warrants in respect of itself that:

(a)	it has been incorporated or established in accordance with the laws of its place of incorporation or establishment, is validly existing under those laws and has power and authority to carry on its business as it is now being conducted;

(b)	it has power to enter into this Deed and comply with its obligations under it;

(c)	this Deed and the transactions under it which involve it do not contravene its constituent documents (if any) or any law or obligation by which it is bound or to which any of its assets are subject or cause a limitation on its powers or the powers of its directors to be exceeded;

(d)	it has in full force and effect the authorisations necessary for it to enter into this Deed, to comply with its obligations and exercise its rights under it and to allow them to be enforced; and

(e)	its obligations under this deed are valid and binding and are enforceable against it in accordance with its terms.

11.2	Reliance on representations and warranties

Each Grantor acknowledges that the Secured Party has entered the Transaction Documents in reliance on the representations and warranties in this clause.

12	Statutory Powers and Notices

12.1	Powers in augmentation

The powers conferred on a secured party or a Receiver by law:

(a)	except as specified in clause 12.3, are in addition to the Powers conferred by this Deed or any Ancillary Security;

(b)	to the extent permitted by law, may be exercised immediately after an Event of Default occurs and at any time subsequently; and

(c)	are excluded or varied only so far as they are inconsistent with the express terms of this Deed or any Ancillary Security.

12.2	Leasing

A Grantor may not surrender any Lease, accept any surrender of Lease or exercise any power of Leasing conferred on the Grantor by law except as expressly permitted or contemplated in any Transaction Document or with the prior consent of the Secured Party.

General Security Deed

12.3	Exclusion of PPSA provisions

To the extent the law permits:

(a)	for the purposes of sections 115(1) and 115(7) of the PPSA:

(i)	the Secured Party need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4); and

(ii)	sections 142 and 143 are excluded;

(b)	for the purposes of section 115(7) of the PPSA, the Secured Party need not comply with sections 132 and 137(3);

(c)	if the PPSA is amended after the date of this Deed to permit the Grantors and the Secured Party to agree to not comply with or to exclude other provisions of the PPSA, the Secured Party may notify the Grantors that any of these provisions is excluded, or that the Secured Party need not comply with any of these provisions, as notified to the Grantors by the Secured Party; and

(d)	each Grantor agrees not to exercise its rights to make any request of the Secured Party under section 275 of the PPSA, to authorise the disclosure of any information under that section or to waive any duty of confidence that would otherwise permit non-disclosure under that section.

12.4	Exercise of Powers by Secured Party

If the Secured Party exercises a Power in connection with this Deed, that exercise is taken not to be an exercise of a Power under the PPSA unless the Secured Party states otherwise at the time of exercise. However, this clause does not apply to a Power which can only be exercised under the PPSA.

12.5	No notice required unless mandatory

To the extent the law permits, each Grantor waives:

(a)	its rights to receive any notice that is required by:

(i)	any provision of the PPSA (including a notice of a verification statement); or

(ii)	any other law before a secured party or Receiver exercises a Power; and

(b)	any time period that must otherwise lapse under any law before a secured party or Receiver exercises a Power.

If the law which requires a period of notice or a lapse of time cannot be excluded, but the law provides that the period of notice or lapse of time may be agreed, that period or lapse is one day or the minimum period the law allows to be agreed (whichever is the longer).

However, nothing in this clause prohibits the Secured Party or any Receiver from giving a notice under the PPSA or any other law.

13	Application of Money Received

13.1	Order

To the extent permitted by law, all money received by a Controller, an Attorney or any Beneficiary under or arising out of this Deed or any Ancillary Security created by a Grantor will be applied in the manner and order determined by the Secured Party. If the Secured Party does not make a determination, the following order will apply.

General Security Deed

(a)	First: all costs, charges and expenses of any Beneficiary, Controller or Attorney which are incurred in or are incidental to the exercise or performance or attempted exercise or performance of a Power or otherwise in relation to this Deed or the Ancillary Security, as the case may be.

(b)	Second: any other outgoings which the Controller, Attorney or the Secured Party thinks fit to pay.

(c)	Third: the Controller’s remuneration.

(d)	Fourth: to each holder of a Security of which the Secured Party is aware and which has priority over this Deed or the Ancillary Security in relation to the relevant Collateral or Ancillary Collateral, to the extent, and in order, of priority.

(e)	Fifth: to the Secured Party for the account of the Beneficiaries towards satisfaction of the Secured Money, if there is more than one Beneficiary, first in satisfaction of amounts owed to Secured Party as security trustee and second, ratably among the Beneficiaries, subject to any agreement between the Beneficiaries.

(f)	Sixth: to each holder of a Security of which the Secured Party is aware and which ranks after this Deed or any Ancillary Security in relation to the relevant Collateral or Ancillary Collateral, to the extent, and in order, of priority.

(g)	Seventh: the surplus (if any) belongs to the relevant Grantor.

The surplus will not carry interest. If it pays the surplus to the credit of an account in the name of the relevant Grantor with any bank carrying on business in Australia, the Controller, Beneficiary or Attorney (as the case may be) will be under no further liability in respect of it.

13.2	Money actually received

(a)	In applying any money towards satisfaction of the Secured Money, a Grantor will be credited only with money available for that purpose which is actually received by the relevant Beneficiary and which is not later repaid by that Beneficiary on the basis that payment to the Beneficiary is or is alleged to be a preference payment or void, voidable, liable to be set aside or otherwise not properly payable to the Beneficiary. The credit will date from the time of receipt.

(b)	That money will be appropriated as between principal, interest and other amounts as the relevant Beneficiary determines. Any such appropriation by the relevant Beneficiary will override any appropriation made by a Grantor.

13.3	Amounts contingently due

If any of the Secured Money is contingently owing to any Beneficiary at the time of a distribution of an amount under clause 13.1 (Order), the Secured Party may retain any of that amount. If it does, it shall place the amount retained on short term interest bearing deposit until the relevant Secured Money becomes actually due or ceases to be contingently owing, and the Secured Party shall then:

(a)	pay to that Beneficiary the amount which has become actually due to it; and

(b)	apply the balance of the amount retained (together with interest earned on the deposit) in accordance with clause 13.1 (Order).

13.4	Notice of subsequent Securities

(a)	If any Beneficiary receives actual or constructive notice of a subsequent Security affecting any Collateral or Ancillary Collateral of a Grantor, it may open a separate account in the name of that Grantor or the Issuer in the books of that Beneficiary.

General Security Deed

(b)	If that Beneficiary does not open a new account it will be treated as if it had done so at the time it received actual or constructive notice of the Security.

(c)	From the time the new account is opened or is taken to be opened:

(i)	all advances and accommodation made available by that Beneficiary to that Grantor or the Issuer;

(ii)	all payments and repayments made by that Grantor or the Issuer to that Beneficiary; and

(iii)	money to be applied towards the Secured Money under clause 13.1(e) (Order),

will be or will be taken to be debited or credited, as appropriate, to the new account. Payments, repayments and other money will only be applied in reduction of other Secured Money to the extent that there is no debit balance in that account.

13.5	Conversion of currencies on application

For the purpose of making an application under clause 13.1 (Order) any Beneficiary, Controller or Attorney may purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner, at an exchange rate and at the time it thinks fit.

14	Other Securities Over Collateral or Ancillary Collateral

(a)	Any Beneficiary, Controller or Attorney may rely on the certificate of a holder of another Security affecting or purporting to affect the Collateral or Ancillary Collateral of a Grantor as to the amount and property secured by that Security.

(b)	The Secured Party or any Controller may pay or agree to pay at any time the amount certified by the holder of a Security or purported Security to be necessary to discharge it or some of the indebtedness secured by it or to acquire it. From the date of payment that amount will be part of the Secured Money and each Grantor will indemnify the Secured Party (or if other Beneficiaries indemnify the Secured Party those other Beneficiaries) and the Controller against that amount. This applies whether or not that Security or purported Security was valid or prior, equal or subsequent ranking or the property or money stated in the certificate was secured by it.

15	Protection of Beneficiaries, Controllers and Attorneys

To the extent permitted by law, no Beneficiary, nor any Controller or Attorney appointed under this Deed, will be liable:

(a)	in respect of any conduct, delay, negligence or breach of duty in the exercise or non-exercise of a Power; nor

(b)	for any loss (including indirect loss) which results,

except where it arises from fraud or gross negligence on the part of any Beneficiary, Controller or Attorney.

16	Protection of Third Parties

16.1	No enquiry

No party to any Dealing (as defined below) and no person asked to register a Dealing:

(a)	is bound to enquire:

(i)	whether an Event of Default has occurred or whether this Deed has become enforceable;

General Security Deed

(ii)	whether a person who is, or, purports or is purported to be, a Controller or Attorney is duly appointed;

(iii)	as to the amount of Secured Money and whether Secured Money is due and payable; or

(iv)	in any other way as to the propriety or regularity of the Dealing; or

(b)	is affected by notice that the Dealing is unnecessary or improper.

For the protection of any party to a Dealing or a person registering a Dealing, the Dealing will be taken to be authorised by this Deed and will be valid accordingly, even if there is any irregularity or impropriety in the Dealing.

In this clause a Dealing is:

(a)	any payment, or any delivery or handing over of an asset, to; or

(b)	any acquisition, incurring of Finance Debt, receipt, sale, Lease, disposal or other dealing, by,

any Beneficiary, Controller or Attorney, or any person who purports or is purported to be a Controller or Attorney.

16.2	Receipt

The receipt of any Authorised Officer of any Beneficiary, or any Controller or Attorney appointed under this Deed (or person who purports, or is purported, to be such a Controller or Attorney), for any money or assets payable to or receivable or received by it, exonerates the person paying that money or handing over that asset from being concerned as to their application, or from being liable or accountable for their loss or misapplication.

17	Expenses, Indemnity

17.1	Expenses

Each Grantor shall reimburse each Beneficiary, Controller and Attorney for its expenses in relation to:

(a)	the preparation, execution and completion of the Transaction Documents and any subsequent consent, agreement, approval, waiver or amendment; and

(b)	(i)	any actual or contemplated enforcement of the Transaction Documents, or the actual or contemplated exercise, preservation or consideration of any Power under the Transaction Documents or in relation to the Collateral or Ancillary Collateral; and

	(ii)	any enquiry by a Governmental Authority concerning a Grantor, or the Collateral or Ancillary Collateral or a transaction or activity the subject of the Transaction Documents or in connection with which, financial accommodation or funds raised under a Transaction Document are used or provided.

This includes legal costs and expenses (including in-house lawyers charged at their usual rate) on a full indemnity basis, expenses incurred in any review or environmental audit or in retaining consultants to evaluate matters of material concern to the Beneficiaries and administrative costs including time of its executives (whose time and costs are to be charged at reasonable rates).

17.2	Indemnity

Each Grantor shall indemnify each Beneficiary, and each Controller and Attorney appointed under this Deed, against any loss, cost, liability or expense (including legal costs on a full indemnity basis) which any Beneficiary, Controller or Attorney (or any officer or employee of any of them) incurs as a result of or in connection with:

(a)	any Event of Default or breach of any Transaction Document;

General Security Deed

(b)	any exercise or attempted exercise of any Power or any failure to exercise any Power; or

(c)	the Collateral or Ancillary Collateral or the existence of any interest in, or control or Power with respect to, the Collateral or Ancillary Collateral.

18	Currency Indemnity

18.1	General

Each Grantor shall indemnify each Beneficiary against any deficiency which arises whenever for any reason (including as a result of a judgment or order or Liquidation):

(a)	that Beneficiary receives or recovers an amount in one currency (the Payment Currency) in respect of an amount denominated under a Transaction Document in another currency (the Due Currency); and

(b)	the amount actually received or recovered by that Beneficiary under its normal practice when it converts the Payment Currency into the Due Currency is less than the relevant amount in the Due Currency in respect of which the payment was received.

18.2	Reimbursement

Where an amount to be reimbursed or indemnified against under a Transaction Document is denominated in a currency other than US dollars, if a Beneficiary so requests, the relevant Grantor shall reimburse or indemnify it against the amount of US dollars which that Beneficiary certifies that it used to buy the relevant amount of the other currency in accordance with its normal procedures. If the Beneficiary does not so request, the Grantor shall reimburse or indemnify it in that other currency.

19	Interest on Overdue Amounts

19.1	Accrual and payment

(a)	(Accrual) Interest accrues on each unpaid amount which is due and payable by a Grantor under or in respect of any Finance Document (including interest under this clause):

(i)	on a daily basis up to the date of actual payment from (and including) the due date or, in the case of an amount payable by way of reimbursement or indemnity, the date of disbursement or loss, if earlier;

(ii)	both before and after judgment (as a separate and independent obligation); and

(iii)	at the rate provided in clause 19.2 (Rate),

except where the relevant Finance Document provides otherwise.

(b)	(Payment) Each Grantor shall pay interest accrued under this clause on demand and on the last Business Day of each month. That interest is payable in the currency of the unpaid amount on which it accrues.

19.2	Rate

The rate applicable under this clause is the sum of 2% pa plus the higher of the following, each as determined by the Secured Party:

(a)	the rate (if any) applicable to the unpaid amount immediately before the due date; and

General Security Deed

(b)	the sum of the margin that the Secured Party certifies that it would charge at the date of this Deed in calculating interest on loans to the Issuer and:

(i)	if the amount is denominated in Australian dollars, the business overdraft rate (whatever called) published by a leading bank each as selected by the Secured Party; or

(ii)	(A) if the rate in paragraph (i) is not available; or

(B) the amount is denominated in any other currency,

then, for each successive funding period of no more than three months selected by the Secured Party, the Secured Party’s cost of funds in that currency for the funding period.

Interest on amounts other than Australian or New Zealand dollars or Sterling is calculated on the basis of a year of 360 days.

20	Certificate as to Amount of Secured Money

A certificate signed by an Authorised Officer of a Beneficiary will be conclusive evidence against each Grantor, in the absence of manifest error:

(a)	that the relevant Beneficiary is of the opinion stated in the certificate; or

(b)	if the Beneficiary is the Secured Party:

(i)	as to the amount of Secured Money stated in that certificate;

(ii)	that a document specified in that certificate is a Transaction Document.

21	Survival of Obligations

(a)	(Representations and warranties) Each representation or warranty in a Transaction Document survives the execution and delivery of the Transaction Documents and the provision of financial accommodation.

(b)	(Indemnity) Each indemnity, reimbursement or similar obligation in a Transaction Document:

(i)	is a continuing, separate and independent obligation;

(ii)	is payable on demand; and

(iii)	survives termination or discharge of the relevant Transaction Document and repayment of financial accommodation.

Where a party is obliged to indemnify another party against any loss, cost, charge, liability, expense, deficiency or other amount, it shall pay on demand from time to time the amount stated by the other party to be the amount indemnified against.

22	Continuing Security

Each of this Deed and each Ancillary Security is a continuing security despite any settlement of account, intervening payment or anything else until a final discharge of this Deed and each Ancillary Security has been given to each Grantor.

23	Other Securities

No Power and nothing in this Deed or any Ancillary Security merges in, or in any other way prejudicially affects or is prejudicially affected by:

(a)	any other Guarantee or Security; or

General Security Deed

(b)	any judgment, right or remedy against any person,

which any Beneficiary or any person claiming through any Beneficiary may have at any time.

24	Waivers, Remedies Cumulative

(a)	No failure to exercise and no delay in exercising a Power operates as a waiver, nor does any single or partial exercise of a Power preclude any other or further exercise of that or any other Power.

(b)	Powers in the Transaction Documents are in addition to, and do not exclude or limit, any right, power or remedy provided by law.

25	Severability of Provisions and Collateral

25.1	Severability of provisions

Any provision of any Transaction Document which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of that Transaction Document nor affect the validity or enforceability of that provision in any other jurisdiction.

25.2	Restricted Collateral

(a)	If the security interest granted under this Deed with respect to any Collateral would:

(i)	otherwise be ineffective with respect to the Collateral; or

(ii)	breach any law or (if that Collateral is a right under a document or agreement) that document or agreement,

then if it would render the security interest with respect to that Collateral effective and not in breach, the security interest will operate as a fixed charge with respect to the Collateral, failing which, it will operate as a floating charge with respect to that Collateral, failing which it will not apply to that Collateral except to the extent that, while an Event of Default continues, the Secured Party may direct, by notice to the Grantor.

(b)	Each Grantor must use its best efforts promptly to obtain any consents and do anything else needed to ensure the security interest can apply to that Collateral and not be a breach.

26	Moratorium Legislation

To the full extent permitted by law, all legislation which at any time, directly or indirectly, may:

(a)	lessen, remove, vary or otherwise affect, in favour of a Grantor, any obligation under a Transaction Document; or

(b)	delay, prevent, defeat or prejudicially affect the exercise by any Beneficiary, Controller or Attorney of any Power,

is excluded from each Transaction Document, and each Grantor waives its rights under that legislation.

27	Assignments

(a)	Subject to the other Transaction Documents, the Secured Party may assign or novate all or any of its rights or novate all or any of its obligations under this Deed and each Ancillary Security to another person. On that person agreeing in a deed in favour of each Grantor to assume all obligations of the Secured Party novated to it, the Secured Party will be relieved of those obligations.

General Security Deed

(b)	Subject to the other Transaction Documents, any other Beneficiary may assign all or any of its rights under this Deed. Any novation of its obligations provided for under a Transaction Document will, to the extent it applies to this Deed, be effective in relation to this Deed, in accordance with its terms.

(c)	If a Beneficiary’s rights under this Deed are assigned or novated, the Secured Money will include all actual and contingent liability of each Grantor and the Issuer to the assignee, whether or not it was incurred before the assignment or novation or in contemplation of it.

(d)	A Grantor may only assign or novate any of its rights or obligations under this Deed or any Ancillary Security with the prior consent of the Secured Party. Any purported assignment or novation without such consent will be ineffective.

28	Notices

All notices, requests, demands, consents, approvals, agreements or other communications to or by a party to this Deed:

(a)	must be in writing signed by an Authorised Officer of the sender (or in the case of an electronic mail message, sent from the electronic mail address of an Authorised Officer of the sender); and

(b)	will be conclusively taken to be given or made when delivered, received or left at the address or electronic mail address of the recipient shown in Schedule 3 or to any other address or electronic mail address which it may have notified the sender but, if delivery or receipt is on a day on which business is not generally carried on in the place to which the communication is sent or is later than 4pm (local time), it will be conclusively taken to have been received at the commencement of business on the next day on which business is generally carried on in that place.

29	Confidentiality

29.1	Confidentiality

Except as permitted in clause 29.2, no party shall disclose any information of the kind mentioned in section 275(1) of the PPSA.

29.2	Permitted disclosure

The Secured Party may disclose information or documents:

(a)	in enforcing a Transaction Document, in a proceeding arising out of or connected with a Transaction Document or to the extent that disclosure is regarded by the Beneficiary as necessary to protect its interests;

(b)	as required under an order of a Government Agency or any procedure for discovery in any proceedings;

(c)	as required under any law (except to the extent the requirement can be excluded or limited by contract or by a confidentiality obligation) or under any administrative guideline, directive, request or policy with which responsible financial institutions similarly situated would normally comply;

(d)	as required or permitted by any Transaction Document;

(e)	to a ratings agency and its advisers;

(f)	to a trustee associated with any financing conduit and its advisers;

(g)	to its legal advisers and its consultants;

General Security Deed

(h)	to a Beneficiary and a potential permitted assignee or substitute under the Securities Purchase Agreement, who is obliged to keep it confidential as required by this clause 29; or

(i)	with the prior consent of a Grantor.

29.3	Survival of obligation

This clause survives the termination of this Deed.

30	Authorised Officers

Each Grantor irrevocably authorises each Beneficiary to rely on a certificate by a person purporting to be its director or secretary as to the identity and signatures of its Authorised Officers. Each Grantor warrants that those persons have been authorised to give notices and communications under or in connection with the Transaction Documents.

31	Governing Law and Jurisdiction

This Deed is governed by the laws of New South Wales and of the Commonwealth of Australia applying there. Each Grantor irrevocably accepts the non-exclusive jurisdiction of courts with jurisdiction there, and waives any right to object to the venue on any ground.

32	Third Party Provisions

32.1	Security not to be affected

None of this Deed, any Ancillary Security or any Power nor the obligations of any Grantor under this Deed will be affected by any thing which but for this provision might operate to release, prejudicially affect or discharge them or in any way relieve a Grantor from any obligation including:

(a)	the grant to any person of any time, waiver or other indulgence, or the discharge or release of any person;

(b)	any transaction or arrangement that may take place between any Beneficiary and any person;

(c)	the Liquidation of any person;

(d)	any Beneficiary becoming a party to or bound by any compromise, moratorium, assignment of property, scheme of arrangement, composition of debts or scheme of reconstruction by or relating to any person;

(e)	any Beneficiary exercising or delaying or refraining from exercising any other security or any right, power or remedy conferred on it by law or by any Transaction Document or by any other document or agreement with any person;

(f)	the amendment, variation, novation, replacement, rescission, invalidity, extinguishment, repudiation, avoidance, unenforceability, frustration, failure, expiry, termination, loss, release, discharge, abandonment, assignment or transfer, in whole or in part and with or without consideration, of any Transaction Document, or of any other Security or Guarantee or other document or agreement held by any Beneficiary at any time or of any right, obligation, power or remedy;

(g)	the taking or perfection of or failure to take or perfect a Security or Guarantee or other document or agreement;

General Security Deed

(h)	the failure by any Beneficiary or any other person to notify a Grantor of any default by any person under any Transaction Document or any other document or agreement with any Beneficiary;

(i)	any Beneficiary obtaining a judgment against any person for the payment of any Secured Money;

(j)	any legal limitation, disability, incapacity or other circumstance relating to any person;

(k)	any change in circumstance (including any change in the members or constitution of any person);

(l)	any Guarantee or Security or other document or agreement not being valid or executed by, or binding on, any person; or

(m)	any increase in the Secured Money for any reason (including as a result of anything referred to above),

whether with or without the consent of the Grantor. Without limitation, this Deed binds a Grantor even if it is, or has become, the only Grantor bound. References to any person include another Grantor the Issuer or any other person.

32.2	Principal and independent obligation

This Deed and each Ancillary Security is a principal and independent obligation. It is not ancillary or collateral to any other Security, right or obligation.

32.3	No marshalling

No Beneficiary is obliged to marshal or appropriate in favour of a Grantor or to exercise, apply or recover:

(a)	any Security or Guarantee (including any Transaction Document) held by a Beneficiary at any time; or

(b)	any of the funds or assets that a Beneficiary may be entitled to receive or have a claim on.

32.4	No competition

Until the Secured Money has been irrevocably paid and discharged in full no Grantor is entitled to and no Grantor shall:

(a)	be subrogated to any Beneficiary or any person who has any rights against the Issuer or any provider of Ancillary Security or claim the benefit of any Security or Guarantee held by any Beneficiary or any such person at any time;

(b)	either directly or indirectly prove in, claim or receive the benefit of, any distribution, dividend or payment arising out of or relating to the Liquidation of the Issuer, or any person who gives Ancillary Security; or

(c)	have or claim any right of contribution or indemnity for any reason (whether or not relating to this Deed) from the Issuer, or any person who gives Ancillary Security,

except as directed by the Secured Party.

The receipt of any distribution, dividend or other payment by any Beneficiary out of or relating to any Liquidation will not prejudice the right of any Beneficiary to recover the Secured Money by enforcement of this Deed and each Ancillary Security.

Each Grantor shall comply with any direction under this clause.

General Security Deed

If a Grantor receives any proceeds from the Liquidation of the Issuer or any other security provider (whether following a direction of the Secured Party or otherwise) it shall immediately pay those proceeds to the Secured Party in reduction of the Secured Money.

Until it makes that payment, those proceeds will be held in trust for the Secured Party.

32.5	Suspense of amounts received

Until the Secured Money has been paid in full or each Beneficiary has received or recovered money that (after any applicable expenses and exchanges) is sufficient to pay the Secured Money in full, each Beneficiary may:

(a)	apply, or refrain from applying, in satisfaction of the Secured Money, all or any money received or recovered in respect of the Secured Money (whether under this Deed or otherwise, including by way of set-off or as a dividend in a Liquidation); and

(b)	claim against any person (including by proving in any Liquidation) in respect of the full amount of the Secured Money disregarding the money received or recovered and not so applied.

32.6	Rescission of payment

Whenever for any reason (including under any law relating to Liquidation, fiduciary obligations or the protection of creditors):

(a)	all or part of any transaction of any nature (including any payment or transfer) made during the term of this Deed which affects or relates in any way to the Secured Money is void, set aside or voidable;

(b)	any claim that anything contemplated by paragraph (a) is upheld, conceded or compromised; or

(c)	any Beneficiary is required to return or repay any money or asset received by it under any such transaction or the equivalent in value of that money or asset,

each Beneficiary will immediately become entitled against each Grantor to all rights in respect of the Secured Money and the Collateral or Ancillary Collateral which it would have had if all or the relevant part of the transaction or receipt had not taken place. Each Grantor shall indemnify each Beneficiary against any resulting loss, cost or expense. This clause continues to apply after this Deed is discharged.

32.7	Variation

This Deed and any Ancillary Security covers the Secured Money as varied from time to time including as a result of:

(a)	any new Transaction Document or any amendment to any Transaction Document; or

(b)	the provision of further accommodation to the Issuer,

and whether or not with the consent of or notice to any Grantor. This does not limit any other provision.

32.8	Indemnity

If any Secured Money (including money which would have been Secured Money if they were recoverable) is not recoverable from the Issuer for any reason, including any legal limitation, disability or incapacity affecting the Issuer or an obligation or right in any Transaction Document being or becoming unenforceable, void, illegal, limited, suspended or stayed and whether or not:

(a)	any transaction relating to the Secured Money was void or illegal or has been subsequently avoided; or

General Security Deed

(b)	any matter or fact relating to that transaction was or ought to have been within the knowledge of any Beneficiary,

each Grantor shall indemnify each Beneficiary in respect of that money and shall pay that money to the relevant Beneficiary.

33	Set-off

(a)	Each Beneficiary may set-off any obligation of any type in any currency that it owes a Grantor (including any credit balance in any account of the Grantor with any branch of that Beneficiary (whether or not matured)) against any obligation of that Grantor to that Beneficiary under or in relation to any Transaction Document to pay any sum then payable. No Beneficiary need make the set-off. This right is independent of any security interest granted under the Transaction Documents.

(b)	A Beneficiary may exchange currencies to make that set-off. Any right of set-off will extinguish the relevant obligations only to the extent set-off.

34	Execution and counterparts

This Deed may be executed electronically and may be executed in counterparts.

Where a person signs this Deed electronically, the electronic signature is an effective binding signature, and the electronic document containing it can be an effective electronic counterpart of this Deed. In addition, the person intends that any print-out of the signature by a party, first made by that party will also constitute an effective original signature, so that the print-out will also be an executed original counterpart of this Deed.

35	Acknowledgment by Grantor

Each Grantor confirms that:

(a)	it has not entered into any Transaction Document in reliance on, or as a result of, any statement or conduct of any kind of or on behalf of any Beneficiary or any associate of any Beneficiary (including any advice, warranty, representation or undertaking); and

(b)	no Beneficiary nor any associate of any Beneficiary is obliged to do anything (including disclose anything or give advice),

except as expressly set out in a Transaction Document or in writing duly signed by or on behalf of any Beneficiary or any associate of any Beneficiary.

General Security Deed

Schedule 1

Grantors

1 Grantor	2 ACN/ABN	3 Place of Incorporation
Cowcumbla Investments Pty Ltd	ACN 155 048 454	Incorporated in Australia
Cootamundra Oilseeds Pty Ltd	ACN 002 200 580	Incorporated in Australia

General Security Deed

Schedule 2

Powers on Enforcement

The Secured Party or (except to the extent specifically excluded by the terms of appointment) a Controller has Power to do anything in respect of the Collateral or Ancillary Collateral that an absolute beneficial legal owner of the property could do. That includes Power to do any of the following, in each case on any terms the Secured Party or Controller thinks fit.

1	(Seize, possess and manage) Seize, take and retain possession of, get in and manage the Collateral or Ancillary Collateral.

2	(Sell)

(a)	Sell any of the Collateral or Ancillary Collateral (whether or not physical possession has been taken by the Secured Party or Controller).

(b)	Without limitation, any sale may be made:

(i)	by public auction, private treaty or tender;

(ii)	for cash or on credit;

(iii)	in one lot or in parcels;

(iv)	either with or without special conditions or stipulations as to title or time or mode of payment of purchase money or otherwise;

(v)	with power to allow the whole or any part of the purchase money to be deferred (whether with or without any security); and

(vi)	whether or not in conjunction with the sale of any property by any person.

3	(Options) Grant or take put or call options.

4	(Lease) Lease any of the Collateral or Ancillary Collateral for any term (whether or not the Secured Party or Controller has taken possession).

5	(Carry on business) Carry on or concur in carrying on any business.

6	(Acquire any asset) Acquire in any manner any asset (including to take it on Lease). After that acquisition, it will be included in the Collateral or Ancillary Collateral.

7	(Maintain and improve the Collateral or Ancillary Collateral) Anything to maintain, protect or improve any of the Collateral or Ancillary Collateral or to obtain income or returns from any of the Collateral or Ancillary Collateral (including by development, sub-division, construction, alteration, or repair, of any property or by demolishing, dismantling or scrapping, any property).

8	(Raise money)

(a)	Borrow or raise any money from the Secured Party or any other person approved by the Secured Party;

(b)	give Guarantees; and

(c)	grant any Security over any of the Collateral or Ancillary Collateral to secure that money or Guarantee. That Security may rank in priority to or equally with or after, the security interest granted under this Deed. It may be given in the name of the relevant Grantor or otherwise.

9	(Lend) Lend money or provide financial accommodation.

10	(Sever fixtures) Sever fixtures and crops.

General Security Deed

11	(Employ) Employ or discharge any person as employee, contractor, agent, professional adviser, consultant or auctioneer for any purpose and at any remuneration and on any other terms as the Secured Party or Controller thinks fit.

12	(Compromise) Make or accept any arrangement or compromise.

13	(Give receipts) Give receipts for money and other assets.

14	(Authorisation) Apply for, take up, transfer or surrender any Authorisation or any variation of any Authorisation.

15	(Perform and enforce agreements)

(a)	Perform or enforce;

(b)	exercise or refrain from exercising the relevant Grantor’s rights and powers under; or

(c)	obtain the benefit in other ways of,

any documents or agreements or rights which form part of the Collateral or Ancillary Collateral and any documents or agreements entered into in exercise of any Power.

16	(Vary and terminate agreements) Vary, rescind or terminate any document or agreement (including surrender or accept the surrender of Leases).

17	(Take insolvency proceedings) Make debtors bankrupt, wind up corporations and do any thing in relation to any actual or contemplated Liquidation (including attend and vote at meetings of creditors and appointing proxies for meetings).

18	(Take proceedings) Commence, defend, conduct, settle, discontinue or compromise proceedings in the name of the relevant Grantor or otherwise.

19	(Execute documents) Enter into and execute documents or agreements on behalf of the relevant Grantor or the Secured Party or Controller. This includes using the relevant Grantor’s seal and signing, accepting and endorsing cheques, promissory notes and bills of exchange.

20	(Operate bank accounts) Operate any bank account comprising part of the Collateral or Ancillary Collateral and open and operate any further bank account.

21	(Surrender Collateral or Ancillary Collateral) Surrender, release or transfer any of the Collateral or Ancillary Collateral or exchange it with any person for other property.

22	(Promote corporations) Promote the formation of any corporation with a view to purchasing any of the Collateral or Ancillary Collateral or assuming the obligations of the relevant Grantor or otherwise.

23	(Delegate) Delegate to any person acceptable to the Secured Party any Power conferred on the Secured Party or Controller (including delegation).

24	(Have access) Have access to and make use of the premises, plant, equipment, and records and accounting and other services of the relevant Grantor and the services of its staff.

25	(Vote) Exercise any voting or other rights or powers.

26	(Other outgoings) Pay any outgoing or indebtedness of any Grantor or any other person.

27	(Securities) Redeem any Security or acquire it and any debt secured by it.

28	(Make calls) Make calls on the members of the relevant Grantor in respect of any Unpaid Capital.

29	(Insure) Take out insurance and make, enforce, compromise and settle all claims in respect of insurance.

30	(Incidental power) Do anything incidental to the exercise of any other Power.

General Security Deed

Schedule 3

Notice Details

Grantors

Name of Guarantor	Address
Cowcumbla Investments Pty Ltd (ACN 155 048 454)	Address: Unit 2, 100 Park Road, Slacks Creek QLD 4127 Email: bob@energreennutrition.com.au Attention: Bob (Wei) Wu
Cootamundra Oilseeds Pty Ltd (ACN 002 200 580)	Address: Unit 2, 100 Park Road, Slacks Creek QLD 4127 Email: gary@energreennutrition.com.au Attention: Gary Seaton

Secured Party

Name of Secured Party	Address
Arena Investors, LP	Address: 405 Lexington Avenue, 59th Floor New York, NY 10174 Email: ystramer@arenaco.com / tradeops@arenaco.com Attention: Yoav Stramer, Director

General Security Deed

Schedule 4

Intellectual Property

Owner of Intellectual Property	Category of Intellectual Property	IP registration or application no. (as applicable) of Intellectual Property
Cootamundra Oilseeds Pty Ltd	Trade mark registration (or if none trade mark application no)	Australian Trade Mark Registration Number 1131513 (Cootamundra Gold)
Cootamundra Oilseeds Pty Ltd	Trade mark registration (or if none trade mark application no)	Australian Trade Mark Registration Number 1339444 (Perfect Balance)
Cootamundra Oilseeds Pty Ltd	Trade mark registration (or if none trade mark application no)	Australian Trade Mark Registration Number 2035475 (Good Earth Oils)

General Security Deed

Each person executing this Deed on behalf of a party states that they have no notice of revocation or suspension of their authority.

Executed and delivered as a Deed

The Grantors

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Cowcumbla Investments Pty Ltd:

/s/ Gary Seaton	/s/ Bob Wu
Director Gary Seaton	Director Bob (Wei) Wu
Print Name	Print Name

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Cootamundra Oilseeds Pty Ltd:

/s/ Gary Seaton	/s/ Bob Wu
Director Gary Seaton	Director Bob (Wei) Wu
Print Name	Print Name

General Security Deed

The Secured Party

SIGNED SEALED AND DELIVERED by ARENA INVESTORS, LP

By:
Name:
Title

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